Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

Christina W. Hagan, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FISCAL THIRD QUARTER AND NINE MONTH 2013 RESULTS

Company Reports an Increase in Third Quarter Net Income

And EBITDA over Comparative 2012 Quarter

MIDLAND, Texas, August 6, 2013/PR Newswire/ — Dawson Geophysical Company (NASDAQ:DWSN) today reported revenues of $75,647,000 for the third quarter-ended June 30, 2013, compared to revenues of $68,348,000 for the same quarter in fiscal 2012. Net income increased to $4,063,000, or $0.50 per share attributable to common stock, in the third quarter of fiscal 2013 compared to net income of $1,141,000, or $0.14 per share attributable to common stock, in the same quarter of fiscal 2012. EBITDA for the third quarter of fiscal 2013 increased to $15,975,000 compared to $10,437,000 in the comparable quarter of fiscal 2012. The revenue increase in the quarter ended June 30, 2013 from the comparative quarter in fiscal 2012 was primarily the result of improved crew utilization rates, more favorable contract terms and increased crew productivity. Third quarter revenues were somewhat impacted by weather issues and lower utilization on several crews late in the quarter, particularly the Company’s small channel count crew. Depreciation expense for the third quarter of fiscal 2013 ended June 30, 2013 increased $903,000, compared to the same period in fiscal 2012.

Third Quarter Highlights

•	Generated a 53 percent increase in EBITDA to $15,975,000 as compared to the same quarter of fiscal 2012;

•	Increased net income by 256 percent to $4,063,000, or $0.50 per share attributable to common stock, for the quarter ended June 30, 2013 as compared to the same quarter of fiscal 2012;

•	Generated a 281 percent increase in income from operations for the quarter-ended June 30, 2013 to $6,851,000 as compared to the same quarter of fiscal 2012;

•	Grew revenues by 11 percent to $75,647,000 for the quarter-ended June 30, 2013 as compared to the same quarter of fiscal 2012;

•	Generated a 22 percent increase in revenues net of third-party reimbursable charges during the third quarter as compared to the same quarter of fiscal 2012; and

•	Completed two surface microseismic projects during the quarter and secured contracts for two additional projects to be completed in the third or fourth calendar quarter of 2013.

Revenues for the nine months ended June 30, 2013 were $235,626,000 compared to $246,276,000 for the nine months ended June 30, 2012. Net income for the nine months ended June 30, 2013 was $13,270,000, or $1.65 per share attributable to common stock, as compared to a net income of $9,961,000, or $1.26 per share attributable to common stock, for the same period of fiscal 2012. EBITDA for the nine months ended June 30, 2013 increased to $50,627,000 from $38,985,000 for the nine months ended June 30, 2012. Included in the Company’s nine month fiscal 2012 results is a $0.18 per share one-time tax benefit, taken in the first quarter of

2012, related to transaction costs for a terminated merger agreement; excluding the impact of the one-time tax benefit in fiscal 2012, net income and earnings per share increased 55% and 53%, respectively, in the fiscal 2013 nine month period from the comparable fiscal 2012 period. Depreciation expense for the nine months ended June 30, 2013 increased $3,821,000 compared to the same period in fiscal 2012.

The decrease in revenues for the nine months of fiscal 2013 results as compared to the nine months of fiscal 2012 is primarily the result of a significant reduction in third-party charges for services required but not provided directly by the Company. The Company is reimbursed for such charges by its clients. The reduction in third-party revenues is the result of the Company’s continued operations in the western United States.

Nine Month Highlights

•	Grew EBITDA by 30 percent for the nine month period ended June 30, 2013 to $50,627,000;

•

Generated a 33 percent increase in net income for the nine month period ended June 30, 2013 to $13,270,000, or $1.65 per share attributable to common stock, as compared to the same period of fiscal 2012;

•	Ended the third fiscal quarter with approximately $77 million of working capital, $60 million in cash and $15 million of debt;

•	Current portfolio of projects in the Permian Basin of West Texas, South Texas, Kansas, Oklahoma, Pennsylvania, North Dakota, Utah, Mississippi, Nebraska and Colorado; and

•	Order book sufficient to maintain operations of thirteen crews into calendar 2014.

Stephen Jumper, President and CEO of Dawson Geophysical Company, said, “We are pleased with our third quarter and nine month results. Demand for services and improved utilization rates during the third quarter of 2013 drove significant increases in revenue, net income and EBITDA from year-ago levels. Our crews are performing at high levels in terms of efficiency and productivity which continues to generate solid results. Exploration and production companies, predominantly in liquids-rich and oil plays, continue to utilize our services through various phases of the production cycle of an oil and gas reservoir.”

Jumper continued, “Despite the year-over-year growth, recent softness during the summer season resulted in a reduction in requests for proposals. We believe that the recent slowdown is temporary as requests for services increased in late July and activity levels are anticipated to be steady in fiscal 2014. We continue to find the project land access permitting process in the lower 48 difficult, particularly as improving crew efficiencies continue to result in project completions ahead of schedule . Utilization on five crews is expected to be negatively impacted in the fourth fiscal quarter due to these project readiness issues. As a result, we will reduce the number of large channel count crews from thirteen to twelve and maintain the previously discussed smaller channel count crew for a total of thirteen working crews. By reducing the number of large channel count crews from thirteen to twelve, we can better maximize asset utilization over the long-term, meet our clients’ needs, and maintain strong returns. We will maintain the personnel and equipment necessary to redeploy a large channel count crew as demand dictates and project readiness allows.”

While the Company’s clients may cancel, delay, or alter the scope of their contracts on short notice and project readiness is not always within the Company’s control, the Company’s order book reflects commitments sufficient to maintain the operation of thirteen crews into calendar 2014. The Company anticipates operating one or two crews in Canada during the 2013-2014 winter season. The Company has submitted several tenders for projects in Canada and is confident it will be successful in securing contracts sufficient for the season.

Capital expenditures for the first nine months of fiscal 2013 were $47,107,000 and for fiscal 2013 as a whole are expected to be in line with the previously announced $50 million budget. Fiscal 2014 capital expenditures are anticipated to be lower than fiscal 2013 and recent year levels.

Jumper concluded, “Our equipment base, balance sheet and personnel strengths have put us in a position to react to market conditions as they present themselves and serve our clients’ needs. We continue to realize solid returns as we provide our clients with high-resolution images to develop and produce reservoirs. We anticipate a steady activity level in fiscal 2014 in the US market and growth opportunities in the surface microseismic services in the lower 48 and conventional seismic services in the Canadian market.”

Conference Call Information

Dawson will host a conference call to review its third fiscal quarter 2013 financial results on August 6, 2013, at 9 a.m. CDT. Participants can access the call at (877) 317-6789 (US/Canada), or (412) 317-6789 (International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through August 9, 2013 by dialing (877) 344-7529 (US/Canada) or (412) 317-0088 (International). The passcode is 10032207. The Webcast will be recorded and available for replay on Dawson’s website until September 5, 2013.

About Dawson

Dawson Geophysical Company is a leading provider of onshore seismic data acquisition services in the lower 48 states of the United States and Canada. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income plus interest expense, interest income, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data is used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income is presented in the table following the text of this press release.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to the volatility of oil and natural gas prices, dependence upon energy industry spending, disruptions in the global economy, industry competition, delays, reductions or cancellations of service contracts, high fixed costs of operations, external factors affecting our crews such as weather interruptions and inability to obtain land access rights of way, whether we enter into turnkey or term contracts, crew productivity, limited number of customers, credit risk related to our customers, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2012. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	$75,647,000	$68,348,000	$235,626,000	$246,276,000
Operating costs:
Operating expenses	56,519,000	55,652,000	174,920,000	199,668,000
General and administrative	3,046,000	2,570,000	10,150,000	8,046,000
Depreciation	9,231,000	8,328,000	27,913,000	24,092,000

	68,796,000	66,550,000	212,983,000	231,806,000
Income from operations	6,851,000	1,798,000	22,643,000	14,470,000
Other income (expense):
Interest income	14,000	5,000	49,000	16,000
Interest expense	(159,000)	(134,000)	(524,000)	(422,000)
Other (expense) income	(107,000)	311,000	71,000	423,000

Income before income tax	6,599,000	1,980,000	22,239,000	14,487,000
Income tax expense	(2,536,000)	(839,000)	(8,969,000)	(4,526,000)

Net income	$4,063,000	$1,141,000	$13,270,000	$9,961,000

Basic income attributable to common stock	$0.50	$0.14	$1.65	$1.26

Diluted income attributable to common stock	$0.50	$0.14	$1.64	$1.25

Weighted average equivalent common shares outstanding	7,873,698	7,846,417	7,861,425	7,839,983

Weighted average equivalent common shares outstanding-assuming dilution	7,922,556	7,872,423	7,900,126	7,881,187

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,040,000	$57,373,000
Short-term investments	18,000,000	4,000,000
Accounts receivable, net of allowance for doubtful accounts of $250,000 at June 30, 2013 and September 30, 2012	47,384,000	53,719,000
Prepaid expenses and other assets	2,407,000	762,000
Current deferred tax asset	2,198,000	1,925,000

Total current assets	112,029,000	117,779,000
Property, plant and equipment	327,698,000	326,030,000
Less accumulated depreciation	(147,654,000)	(164,634,000)

Net property, plant and equipment	180,044,000	161,396,000

Total assets	$292,073,000	$279,175,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,881,000	$18,544,000
Accrued liabilities:
Payroll costs and other taxes	3,193,000	1,802,000
Other	6,716,000	6,425,000
Deferred revenue	1,710,000	3,467,000
Current maturities of notes payable and obligations under capital leases	10,614,000	9,131,000

Total current liabilities	35,114,000	39,369,000
Long-term liabilities:
Notes payable and obligations under capital leases less current maturities	4,835,000	11,179,000
Deferred tax liability	35,986,000	27,678,000

Total long-term liabilities	40,821,000	38,857,000
Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 8,067,132 and 8,031,369 shares issued and outstanding at June 30, 2013 and September 30, 2012, respectively	2,689,000	2,677,000
Additional paid-in capital	95,131,000	93,224,000
Retained earnings	118,318,000	105,048,000

Total stockholders’ equity	216,138,000	200,949,000

Total liabilities and stockholders’ equity	$292,073,000	$279,175,000

Reconciliation of EBITDA to Net Income

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Net income	$4,063	$1,141	$13,270	$9,961
Depreciation	9,231	8,328	27,913	24,092
Interest expense (income), net	145	129	475	406
Income tax expense	2,536	839	8,969	4,526

EBITDA	$15,975	$10,437	$50,627	$38,985

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Net cash provided by operating activities	$35,775	$37,098	$48,188	$58,004
Changes in working capital and other items	(19,376)	(26,326)	3,920	(17,657)
Noncash adjustments to income	(424)	(335)	(1,481)	(1,362)

EBITDA	$15,975	$10,437	$50,627	$38,985